NEWS RELEASE

For Release:  Immediate
Contact:  Maria Vafiades
(508) 947-4343

MAYFLOWER BANCORP REPORTS FIRST QUARTER EARNINGS
AND PAYMENT OF DIVIDEND

           (Middleboro, MA), July 18, 2012 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR), the holding company for Mayflower Bank, today reported net income of $389,000 or $0.19 per share for the three months ended June 30, 2012, compared to earnings of $359,000 or $0.17 per share for the three months ended July 31, 2011.  Diluted earnings per share were $0.19 and $0.17 respectively.  In February 2012, Mayflower Bancorp, Inc. changed its fiscal year-end from April 30 to March 31.  As such, financial information provided herein is for the period April 1, 2012 through June 30, 2012, as compared to the period May 1, 2011 through July 31, 2011.

Net interest income was $2,080,000 for the quarter ended June 30, 2012, compared to $2,123,000 for the quarter ended July 31, 2011.  The net interest margin decreased, from 3.59% for the quarter ended July 31, 2011 to 3.53% for the quarter ended June 30, 2012.  Average interest-earning assets decreased from $236.6 million for the quarter ended July 31, 2011 to $235.5 million for the quarter ended June 30, 2012 and average interest-bearing liabilities declined from $234.7 million at July 31, 2011 to $230.6 million at June 30, 2012.

Non-interest income increased by $61,000 for the three months ended June 30, 2012 as compared to the three months ended July 31, 2011.  This increase was primarily due to an increase of $84,000 in gain on sales of residential mortgage loans.  Additionally, interchange income increased by $4,000 and other income increased by $5,000.  These increases were offset by a decrease of $16,000 in customer service fees generated by overdraft fees and ATM surcharges.  Gains realized upon the sale of investment securities decreased by $11,000, while loan origination and other loan fees decreased by $5,000, a result of additional amortization expense recorded on the mortgage servicing asset in the current quarter

Total non-interest expense increased by $20,000 or 1.0% for the quarter ended June 30, 2012.  This increase was primarily a result of an increase of $35,000 in compensation and fringe benefit expense, an increase of $8,000 in occupancy and equipment expense, and an increase of $1,000 in losses and expenses of other real estate owned expense.  These increases were partially offset by a decrease of $15,000 in FDIC assessment expense and a decrease of $9,000 in other expenses.

The provision for loan losses was $10,000 for the quarter ended June 30, 2012, as compared to $57,000 for the quarter ended July 31, 2011, a decrease of $47,000.  In determining the appropriate level for the allowance for loan losses, the Company considers past loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature of the loan portfolio and levels of non-performing and other classified loans.  Management and the Company’s Board of Directors evaluate the loan loss reserve on a regular basis, and consider the allowance as constituted to be adequate at this time.

Since March 31, 2012, total assets of the Company have increased by $418,000, ending at $252.0 million as of June 30, 2012.  During the period, total investment securities increased by $1.3 million while net loans receivable decreased by $443,000.  This reduction in loans receivable was primarily due to a reduction of $902,000 in home equity loans and lines of credit, a decrease of $535,000 in commercial loans and mortgages, and a decrease of $98,000 in consumer loans.  These decreases were offset by an increase of $680,000 in residential mortgages and an increase of $418,000 in net construction loans outstanding.

During the quarter ended June 30, 2012, total deposits increased by $652,000.  This growth was comprised of an increase of $645,000 in money market deposit accounts and an increase of $989,000 in checking and savings accounts, as offset by a decrease of $982,000 in certificate of deposit balances.  Advances and borrowings outstanding remained constant at $1.0 million.

As of June 30, 2012, non-performing assets totaled $561,000, compared to $506,000 at March 31, 2012.  The increase from March 31, 2012 is the result of an increase of $55,000 in non-performing loans.  The allowance for loan losses as a percentage of non-performing loans was 334.9% at June 30, 2012, compared to 390.0% at March 31, 2012.

Total stockholders’ equity was $22.2 million at June 30, 2012, compared to $21.9 million at March 31, 2012.  Tier 1 capital to average assets stood at 8.5% at June 30, 2012, compared to 8.4% at March 31, 2012.  The increase in total equity is the result of net income for the period of $389,000, stock-based compensation credits of $15,000, and an increase of $32,000 in the net unrealized gain on securities available-for-sale.  A $0.06 dividend per share totaling $124,000 and Company stock repurchases totaling $40,000 partially offset these increases in total equity.

In conjunction with these announcements, the Company also reported that its Board of Directors has declared a quarterly cash dividend of $0.06 per share to be payable on August 8, 2012, to shareholders of record as of August 1, 2012.

Mayflower Bancorp, Inc. is the holding company for Mayflower Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its main office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, and Wareham, Massachusetts.  All of the Company’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits.  All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts.  For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.

(See accompanying Selected Consolidated Financial Information)

This earnings report may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.  Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS	June 30,	March 31,
	2012	2012
ASSETS
Cash and cash equivalents:	(In Thousands)
Cash and due from banks	$4,579	$3,764
Interest-bearing deposits in banks	7,701	8,602
Total cash and cash equivalents	12,280	12,366
Investment securities:
Securities available-for-sale, at fair value	45,073	44,295
Securities held-to-maturity (fair value of $45,955 and $45,379, respectively)	44,468	43,969
Total investment securities
Loans receivable, net	89,541	88,264
Accrued interest receivable	133,888	134,331
Real estate held for investment	802	867
Real estate acquired by foreclosure	622	628
Premises and equipment, net	194	194
Deposits with The Co-operative Central Bank	10,630	10,717
Stock in Federal Home Loan Bank of Boston, at cost	449	449
Refundable income taxes	1,449	1,449
Deferred income taxes	385	596
Other assets	389	377
Total assets	1,344	1,317
	$251,973	$251,555
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Advances and borrowings	$227,214	$226,562
Advances from borrowers for taxes and insurance	1,000	1,000
Allowance for loan losses on off-balance sheet credit exposures	529	655
Accrued expenses and other liabilities	110	110
Total liabilities	964	1,344
	229,817	229,671
STOCKHOLDERS' EQUITY
Preferred stock $1.00 par value; authorized 5,000,000 shares; issued - none	--	--
Common stock $1.00 par value; authorized 15,000,000 shares;
issued 2,059,930 at June 30, 2012 and 2,063,067 at March 31, 2012	2,060	2,063
Additional paid-in capital	4,329	4,321
Retained earnings	14,945	14,710
Accumulated other comprehensive income	822	790
Total stockholders' equity	22,156	21,884
Total liabilities and stockholders' equity	$251,973	$251,555

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Unaudited	Three months ended	Three months ended
	June 30, 2012	July 31, 2011
	(In Thousands, Except Per Share Data)
Interest income:
Loans receivable	$1,780	$1,749
Securities held-to-maturity	293	372
Securities available-for-sale	288	400
Interest-bearing deposits in banks	6	11
Total interest income	2,367	2,532

Interest expense:
Deposits	276	378
Borrowed funds	11	31
Total interest expense	287	409

Net interest income	2,080	2,123

Provision for loan losses	10	57
Net interest income after provision for loan losses	2,070	2,066

Noninterest income:
Loan origination and other loan fees	19	24
Customer service fees	154	170
Gain on sales of mortgage loans	161	77
Gain on sales of investment securities	49	60
Interchange income	61	57
Other	27	22
Total noninterest income	471	410

Noninterest expense:
Compensation and fringe benefits	1,101	1,066
Occupancy and equipment	275	267
FDIC assessment	34	49
Losses and expenses of other real estate owned	4	3
Other	552	561
Total noninterest expense	1,966	1,946

Income before income taxes	575	530
Provision for income taxes	186	171

Net income	$389	$359

Earnings per share (basic)	$0.19	$0.17

Earnings per share (diluted)	$0.19	$0.17

Weighted average basic shares outstanding	2,062	2,074
Diluted effect of outstanding stock options	7	2
Weighted average diluted shares outstanding	2,069	2,076

Mayflower Bancorp, Inc. and Subsidiary
Selected Financial Ratios
(Dollars in thousands, except per share information)

	Three months ended June 30	Three months ended July 31
	2012	2011
Key Performance Ratios
Dividends paid per share	$0.06	$0.06
Annualized return on average assets	0.61%	0.56%
Annualized return on average equity	7.07%	6.72%
Net interest spread	3.52%	3.58%
Net interest margin	3.53%	3.59%

Asset Quality
	June 30,	March 31,	July 31,
Non-performing assets	2012	2012	2011
Non-accrual loans	$367	$312	$1,366
Real estate acquired by foreclosure	194	194	491
	$561	$506	$1,857

Allowance for loan losses	$1,229	$1,217	$1,175

Asset Quality Ratios
Allowance for loan losses/net loans	0.92%	0.91%	0.95%
Allowance for loan losses/non-performing loans	334.88%	390.06%	86.02%

Non-performing loans/net loans	0.27%	0.23%	1.11%
Non-performing loans/total assets	0.15%	0.12%	0.55%

Non-performing assets/net loans	0.42%	0.38%	1.51%
Non-performing assets/total assets	0.22%	0.20%	0.75%

Tier 1 Capital to average assets	8.53%	8.43%	8.02%
Tier 1 Capital to risk weighted assets	16.20%	15.89%	15.45%
Book Value per Share	$10.76	$10.61	$10.39